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                                                                    Exhibit 99.6

                              FTI CONSULTING, INC.
                         POLICY ON CONFLICTS OF INTEREST

I.     Summary.

Any direct or indirect conflict of interest between FTI and any Director, Officer, employee or consultant is prohibited unless otherwise consented to by FTI. FTI believes that it is in its best interest and is consistent with the obligations of Directors, officers, employees and consultants of FTI, to establish the Policy that all business decisions will reflect independent judgment and discretion, uninfluenced by any considerations other than those honestly believed to be in the best interest of FTI and its stockholders.

Any decision will be deemed to be in conflict with this Policy and the interests of FTI if, in the course of employment, the Directors, officer's, employee's or consultant's judgment and discretion is or may be influenced by considerations of personal gain or benefit, or gain or benefit to a third party, whether or not affiliated with the officer or employee. The divided loyalty that is present when an officer, employee or consultant has a conflict of interest could potentially lead to serious problems for FTI and could be grounds for disciplinary action or termination by FTI.

II.    Situations That May Lead to Conflicts of Interest.

While it is not possible to describe every situation or occurrence that could lead to a conflict of interest with FTI's clients, FTI Directors, officers, employees and consultants should endeavor to avoid the appearance of conflict as well as actual conflicts.

       A. Relationships with Suppliers, Clients or Competitors. FTI does not prohibit the ownership of stock or other financial interest in its clients or suppliers or competitors, per se. If an FTI Director, officer, employee or consultant has such an interest that is material to the person or to such client or supplier, the relationship should be fully disclosed to the CFO of FTI or other appropriate FTI executive before engaging directly or indirectly in any FTI business with such client or supplier, and will be considered on a case-by-case basis.

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       B.    Indirect Interests and Relationships. A conflict of interest can arise because of the business activities of an affiliate of the director, officer, employee or consultant. The term affiliate includes close family members and family members who live in the same household as the officer, employee or consultant. A Director, officer, employee or consultant has a potential conflict of interest whenever an affiliate has a significant interest in a transaction or a significant relationship with any supplier, client or competitor of FTI. The Director, officer, employee or consultant should not make or influence any decision which could directly or indirectly benefit his or her affiliate and, in order to protect the Director, officer, employee and consultant and FTI from the appearance of a conflict of interest, all relationships of this nature will need to be reported to FTI.

       C. Gifts, Loans and Entertainment. A Director, officer, employee or consultant to FTI will not accept gifts from competitors or from anyone having or seeking business with FTI, other than non-cash gifts of nominal value generally used for promotional purposes by the giver, or accept loans from any person having or seeking business with FTI (other than loans from banks or financial institutions at prevailing market rates and terms).

       D. Business-Related Functions. Participation in business related functions is permitted, including the acceptance of lunches or other meals. However, each Director, officer, employee and consultant should exercise care to ensure that such functions are necessary and related to the conduct of business on behalf of FTI. If in doubt, the CFO of FTI should be consulted.

       E. Outside Business Activities. As a general rule FTI does not allow its full-time employees and consultants to participate or engage in business activities outside of their employment with FTI. As a general rule, participation on a part-time or other basis in any outside business or employment will be a conflict of interest if the officer's or the employee's or consultant's participation in that business could interfere with his or her ability to devote proper time and attention to his or her employment with FTI.

       F. Non-business Activities. Participation in the activities of a trade association, professional society, charitable institution or governmental institution on a non-compensated basis or holding a part-time office (with or without compensation) will not generally create a conflict of interest under this Policy. However, if any officer or employee is unsure of his or her particular situation, the CFO of FTI should be consulted.

       G. Personal Use of Corporate Property and Corporate Information. It is against FTI Policy for any Director, officer, employee or consultant to use or divert any corporate property, including services of other employees, for his or her own advantage or benefit or use the corporate letterhead when writing personal correspondence.

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